Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of Citizens Financial Services, Inc.:

•	Registration Statement on Form S-8 relating to the Citizens Financial Services, Inc. 2016 Equity Incentive Plan (File # 333-211662)
•	Registration Statement on Form S-4 related to the merger with HV Bancorp, Inc. (File # 333-268840)
•	Registration Statement on Form S-3/D related to the Citizens Financial Services, Inc. Dividend Reinvestment Plan (File # 187451)

of our report dated March 9, 2023, related to our audit of the consolidated financial statements of Citizens Financial Services, Inc. and subsidiaries included in this Annual Report (Form 10-K) of Citizens Financial Services, Inc. for the year ended December 31, 2022.

Cranberry Township, Pennsylvania
March 9, 2023